EXHIBIT 10.1

THE BRINK’S COMPANY

AMENDED AND RESTATED KEY EMPLOYEES INCENTIVE PLAN

1.   PURPOSE. The Amended and Restated Key Employees Incentive Plan (the “Plan”) of The Brink’s Company (the “Company”) represents a continuation of the Company’s compensation policies and practices generally observed by it in the past. The purpose of the Plan is to provide greater incentives for certain key executive, management, professional and technical employees, including certain officers, whose performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth of the Company or its operating units. The Plan provides an opportunity to earn additional compensation in the form of cash incentive payments based on the employee’s individual performance, results achieved by the Company (or appropriate Operating Group), and/or by the operating or staff unit for which the employee performs services.

2.   ADMINISTRATION.  The Plan shall be administered by the Chief Executive Officer of the Company, subject to the provisions of the Plan, and subject to overall policy and administrative guidelines as the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) shall adopt annually as respects each Plan year; provided that the provisions of Appendix A shall be administered as provided in Section 2 of Appendix A.

3.   ELIGIBILITY FOR PARTICIPATION.  Prior to March 1st (or such later date as the Chairman of the Committee shall approve) of each year the Chief Executive Officer shall submit to the Committee for its review and approval a list of key managerial, professional or technical employees of the Company or any of its subsidiaries proposed for participation in the Plan for such year, together with relevant information as to the identity and qualifications of such proposed participants, based upon advice from appropriate levels of management. From time to time thereafter the Chief Executive Officer may during such year propose any other employee or employees for participation in the Plan for such year, subject to review and approval by the Committee.

The selection of an employee for participation in any year shall not constitute entitlement either to an incentive payment under the Plan for that year nor to selection for participation in any subsequent calendar year. Unless otherwise determined by the Committee in its sole discretion, an employee shall not be eligible for any incentive payment with respect to a particular year if he or she ceases to be an employee prior to the end of such year. Directors of the Company who are not officers of the Company or any of its subsidiaries shall not be eligible for participation in the Plan.

4.   DETERMINATION OF TARGET INCENTIVES.  At the time of the initial selection of an employee for participation in the Plan for a particular year, the Chief Executive Officer shall determine a target incentive or a target incentive range for that employee (other than the Chief Executive Officer) with respect to that year; provided that for senior executives the Chief Executive Officer shall submit a recommended target incentive or target incentive range to the Committee for review and approval. Each incentive or range (which shall give effect to limitations prescribed pursuant to the last paragraph of Section 5 below) shall be indicative of the incentive payment which the employee might expect to receive on the basis of strong performance by such employee, by the Company (or Operating Group) and by such employee’s operating or staff unit. As promptly as practicable thereafter, the Chief Executive Officer shall submit to the Committee for its review and approval (i) a general description of the performance standards and objectives which formed the basis for such target incentive range and the weighing of those standards and objectives in relation to individual performance, and (ii) an estimate of the aggregate amount that might be payable for that year under the Plan. The Committee shall determine a target incentive or a target incentive range, if any, as well as the performance standards, objectives and weightings, for the Chief Executive Officer. In so far as practicable, such review by the Chief Executive Officer with the Committee, and such Committee determinations with respect to the Chief Executive Officer, shall take place at the time when the list of proposed participants in the Plan is initially submitted as provided in Section 3 above. Thereafter, the Chief Executive Officer shall keep the Committee advised with respect to any material changes, upward or downward, in the estimate of the aggregate amount payable.

5.   CASH INCENTIVE PAYMENTS; LIMITATIONS.  Promptly after the end of each year, the performance of each employee selected for participation in the Plan for that year, as well as the performance of the Company (or appropriate Operating Group) and the employee’s operating or staff unit, shall be evaluated in accordance with the overall policy and administrative guidelines adopted pursuant to Section 2 above. The Chief Executive Officer shall, on the basis of such evaluation, determine whether a cash incentive payment shall be made to such employee (other than the Chief Executive Officer) for that year, and, if so, the amount of such payment, subject to review and consultation with the Committee. The Committee shall review and approve (which approval may in the Committee’s sole discretion be made subject to the further approval of the Board of Directors) the Chief Executive Officer’s determinations with respect to incentive payments for senior executives (other than the Chief Executive Officer). With respect to the aggregate amount, if any, of all cash incentive payments to be made for such year, the Committee shall submit its recommendations to the Board of Directors. The Committee shall also be responsible for recommending to the Board of Directors any incentive payment with respect to the Chief Executive Officer and any other officers who are also directors of the Company. The Board shall approve any such payments, as well as the aggregate amount, if any, of all other incentive payments for such year. The Chief Executive Officer shall, if necessary, adjust the amount of individual payments in conformity with the actions taken by the Board of Directors. Each payment made under the Plan for a particular year shall be made as soon as practicable after such Board approval and, for Plan participants who are U.S. taxpayers, no later than March 15th immediately following the end of the first calendar year in which such award was earned and vested.

The Committee may from time to time establish for any year criteria (whether based on pre-tax income, return on investment or a percentage of salary or on other factors) by which the aggregate amount of all incentive awards or the amount of individual awards for such year shall be limited. In no event, however, shall any award for any year to any participant in the Plan exceed an amount equal to 200% of such participant’s base salary (i.e., regular salary exclusive of any bonuses, commissions, amounts credited or paid under any benefit plan of the Company or any of its subsidiaries, and such other compensation as may from time to time be excluded by the Committee for purposes hereof) for such year.

6.   NON-ASSIGNABILITY, ETC.  No employee, no person claiming through such employee, nor any other person shall have any right or interest under the Plan, or in its continuance, or in the payment of any amount under the Plan, unless or until all the provisions of the Plan, the rules adopted thereunder, and any restrictions and limitations on the payment itself have been fully complied with. No rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature, nor shall the Company or any of its subsidiaries be obligated, except as otherwise required by law, to recognize or give effect to any such transfer, assignment, pledge or encumbrance.

7.   GENERAL PROVISIONS.  The benefits provided for employees under the Plan shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employees. However, the selection of an employee for participation in the Plan shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, either for any part of the year for which he or she may have been selected to participate in the Plan or for any subsequent period.

The right of the Company and of each such subsidiary to dismiss or discharge any such employee at any time is specifically reserved.

All payments made pursuant to the Plan shall be subject to all applicable governmental laws, rules and regulations and shall be subject to withholding in respect of income and other taxes required by law to be withheld.

All payments made pursuant to the Plan shall be subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy, as may be amended from time to time, and any successor policy thereto and the provisions thereof are incorporated in the Plan by reference.

8.   AMENDMENT OR TERMINATION.  Subject to Section 5 of Appendix A, the Board of Directors of the Company may from time to time amend any of the provisions of the Plan, or may at any time terminate the Plan, but no amendment or termination shall serve to cancel any incentive payment for any year which has been approved by the Board. All actions taken in conformity with the Plan shall be final, conclusive and binding on all parties, including employees participating in the Plan.

All actions of the Board of Directors under the Plan shall be taken at a meeting thereof, a quorum being present, by a majority of the directors present who are not officers or employees of the Company or any of its subsidiaries.

9.   EFFECTIVENESS; SHAREHOLDER APPROVAL.  The Plan shall first be effective with respect to incentive payments to be made for the 2012 Plan year; provided that the Plan shall not become effective, and no incentive payments shall be made hereunder, unless and until the Plan is approved by the shareholders of the Company.

APPENDIX A

INCENTIVE PAYMENTS TO MEMBERS OF THE EXECUTIVE GROUP

1.   APPLICABILITY.  Notwithstanding any provision of the Plan or the overall policy and administrative guidelines adopted pursuant to Section 2 of the Plan to the contrary, any incentive payments made under the Plan to members of the Executive Group shall be subject to the provisions of this Appendix A.

For purposes of this Appendix A, “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as of the end of the taxable year in which the applicable incentive payments may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

2.   ADMINISTRATION.  The provisions of this Appendix A shall be interpreted and administered by the Committee in a manner consistent with the requirements for “performance-based compensation” under Section 162(m) of the Code; provided that if any member of the Committee is not an “outside director” within the meaning of Section 162(m)(4) of the Code, then the provisions of this Appendix A shall be administered by a subcommittee of the Committee, composed solely of two or more outside directors of the Company, and references in this Appendix A to “the Committee” shall be deemed to refer to such subcommittee.

3.   INCENTIVE PAYMENTS.  Subject to the limitation set forth in the last sentence of Section 5 of the Plan, the incentive payments made under the Plan with respect to any Plan year to (i) any member of the Executive Group who is the Chief Executive Officer at any time during such Plan year shall equal 1.5% of Non-GAAP Segment Operating Profit for such Plan year, as reported in the management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission, and (ii) any member of the Executive Group who is not the Chief Executive Officer at any time during such Plan year shall equal 0.5% of Non-GAAP Segment Operating Profit for such Plan year, as reported in the management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the U.S. Securities and Exchange Commission; provided that no incentive payments shall be made to the members of the Executive Group with respect to a Plan year unless the Committee approves the applicable performance goal set forth in clause (i) or (ii) for such Plan year no later than 90 days after the commencement of such Plan year. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with and subject to the terms of the Plan and Section 162(m) of the Code, on the payment of incentive payments to members of the Executive Group. The Committee shall have the right to reduce the amount payable under this Section 3 in accordance with any standards contained in the Plan or the overall policy and administrative guidelines adopted pursuant to Section 2 of the Plan or on any other basis (including the Committee’s absolute discretion). Neither the Committee nor the Board of Directors shall have any authority under the Plan to increase the amount payable under this Section 3.

4.   COMMITTEE CERTIFICATION.  Before any incentive payment under the Plan is paid to a member of the Executive Group, the Committee shall certify in writing (by resolution or otherwise) (i) the amount of Non-GAAP Segment Operating Profit for the Plan year, (ii) that the incentive payment to be paid does not exceed the applicable amount set forth in the first sentence of Section 3 of this Appendix A and (iii) that any other material terms of the Plan for the payment of the incentive payment were satisfied.

5.   AMENDMENT.  Notwithstanding Section 8 of the Plan, no amendment shall be made to Section 3 of this Appendix A or this Section 5 without shareholder approval, and any amendment to this Appendix A shall comply with all applicable requirements for exemption under Section 162(m) of the Code.